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                                                                    Exhibit 99.1

[UNITED STATES STEEL CORPORATION LETTERHEAD]

                                                        CONTACT:  John Armstrong
                                                                  Mike Dixon
                                                                  (412) 433-6870

FOR IMMEDIATE RELEASE

             U. S. STEEL COMPLETES PURCHASE OF NATIONAL STEEL ASSETS

      PITTSBURGH, May 20, 2003 - United States Steel Corporation (NYSE: X) announced today that it has completed the acquisition of the integrated steelmaking assets of National Steel Corporation. The assets include facilities at National's two integrated steel plants, Great Lakes, in Ecorse and River Rouge, Mich., and the Granite City Division in Granite City, Ill.; the Midwest finishing facility in Portage, Ind., near Gary; National Steel Pellet Company in Keewatin, Minn.; and various other subsidiaries and joint-venture interests.

      In addition, the United Steelworkers of America ratified a new groundbreaking labor contract covering both the former employees of National and current U. S. Steel employees, that will allow U. S. Steel to significantly improve the cost structure of the combined facilities.

      "The acquisition of the National assets marks the beginning of a new era for our company," said U. S. Steel Chairman and CEO Thomas J. Usher. "This day is not about the closing of a transaction, rather it is about the opening of a new chapter in the history of the American steel industry. We welcome the skilled National workforce and look forward to working together to make U. S. Steel a preeminent steelmaker in the global steel industry."

      Usher also recognized the leadership and support provided by the United Steelworkers of America in negotiating the new agreement and thanked customers, suppliers, employees and community leaders for helping to make the transaction successful.

                                     -oOo-

2003-05-20